As filed with the Securities and Exchange Commission on October 12, 2017

File Number 333-219732

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

55-0856151

(IRS Employer Identification Number)

5885 Hollis Street, Suite 100

Emeryville, CA  94608

(510) 450-0761

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John G. Melo

President and Chief Executive Officer

5885 Hollis Street, Suite 100

Emeryville, CA  94608

(510) 450-0761

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all correspondence to:

Gordon K. Davidson, Esq.

Daniel J. Winnike, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

(650) 988-8500

From time to time after the effectiveness of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.0001 par value per share	42,268,338	$3.91	$165,269,201.58	$19,154.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)

In accordance with Rule 457(c) under the Securities Act of 1933, the aggregate offering price of our common stock is estimated solely for the purpose of calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our common stock reported by The NASDAQ Stock Market on August 2, 2017.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with  Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to Form S-3 amends the Registration Statement on Form S-3 of Amyris, Inc. (the “Company”) (Registration No. 333-219732), initially filed on August 4, 2017. This Amendment No. 1 is being filed as an exhibits-only filing for the sole purpose of filing Exhibits 23.02 (Consent of PricewaterhouseCoopers LLP) and 23.03 (Consent of Pannell Kerr Forster of Texas, P.C.) regarding the consents of PricewaterhouseCoopers LLP and Pannell Kerr Forster of Texas, P.C. to the incorporation by reference of certain audited financial statements in the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the addition of such exhibits.

ITEM 16.	EXHIBITS

Please see the Exhibit Index immediately following the signature page of this amendment to the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on October 12, 2017.

AMYRIS, INC.

/s/ KATHLEEN VALIASEK
Kathleen Valiasek
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated.

Signature	Title	Date

__________*__________	Director, President and Chief Executive Officer	October 12, 2017
John G. Melo	(Principal Executive Officer)

/s/ Kathleen Valiasek	Chief Financial Officer	October 12, 2017
Kathleen Valiasek	(Principal Financial Officer)

/s/ Karen Weaver	Vice President, Finance	October 12, 2017
Karen Weaver	(Principal Accounting Officer)

__________*__________	Director	October 12, 2017
John Doerr

__________*__________	Director	October 12, 2017
Geoffrey Duyk, M.D., Ph.D.

__________*__________	Director	October 12, 2017
Carole Piwnica

__________*__________	Director	October 12, 2017
Fernando Reinach, Ph.D.

__________*__________	Director	October 12, 2017
Christophe Vuillez

__________*__________	Director	October 12, 2017
Patrick Yang, Ph.D.

* By: /s/ Kathleen Valiasek	Attorney-in-Fact	October 12, 2017
Kathleen Valiasek

EXHIBIT INDEX

Exhibit Number	Description
23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.03	Consent of Pannell Kerr Forster of Texas, P.C.